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                                                                     Exhibit 4.2

                                AMENDMENT NO. 1

                        dated as of September 20, 2000

                                      to

                               RIGHTS AGREEMENT

                                    between

                       SUNBURST HOSPITALITY CORPORATION

                                      and

           AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

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     Amendment No. 1 (this "Amendment"), dated as of September 20, 2000, to the
Rights Agreement, dated as of February 23, 1998, between Sunburst Hospitality Corporation, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation (the "Rights Agent"), as successor to ChaseMellon Shareholder Services L.L.C.

     Each capitalized term that is used, but not defined, herein shall have the meaning specified in the Rights Agreement.

     WHEREAS, the Company is entering into the Recapitalization Agreement, dated as of September 20, 2000, with Nova Finance Company, LLC, a Delaware limited liability company ("Nova"); and

     WHEREAS, pursuant to the Recapitalization Agreement, Nova will acquire a controlling interest in the Company through a merger in which Nova will merge with and into the Company, and holders of shares of the Company's common stock, other than Stewart Bainum, Jr., James A. MacCutcheon, other members of the Company's management and other members of the Bainum family as set forth in Schedule A to the Recapitalization Agreement (the "Continuing Stockholders") will receive the right to receive merger consideration in the amount of $7.375 per share in cash; and

     WHEREAS, the Continuing Stockholders entered into the Exchange and Voting Agreement, dated as of September 18, 2000, pursuant to which the Continuing Stockholders agreed to exchange certain shares of the Company's common stock for newly issued shares of Class A Preferred stock, par value $0.01 per share and liquidation preference $1.00 per share, of the Company, and they have agreed to vote their shares of the Company's common stock in favor of the transactions contemplated by the Recapitalization Agreement; and

     WHEREAS, the Board of Directors unanimously approved and authorized the amendment of the Rights Agreement to ensure that the Rights Agreement shall not be triggered as a result of the transactions contemplated by the Recapitalization Agreement and the Exchange and Voting Agreement; and

     WHEREAS, in accordance with the Recapitalization Agreement and consistent with section 27 of the Rights Agreement which permits the Company to cure any ambiguity, the Company has agreed to remove any ambiguity as to whether the definition of Bainum Stockholder in the Rights Agreement includes Nova and the Continuing Stockholders and, thereby, render the rights issued under the terms of the Rights Agreement inapplicable to the merger contemplated by the Recapitalization Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Amendment to Section 1(f). Certain Definitions. As of the date of this Amendment, section 1(f), the definition of "Bainum Stockholder," shall be amended as follows: Subparagraph (iv) shall be inserted immediately after subparagraph (iii) to read "and to the extent not covered by clauses (i) to
(iii), Nova Finance Company, LLC and the Continuing
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Stockholders as defined in the Recapitalization Agreement, dated as of September
20, 2000, between Sunburst Hospitality Corporation and Nova Finance Company,
LLC, and any amendments thereto."

     2. Amendment to Section 21. Change of Rights Agent. As of the date of this Amendment, the dollar amount relating the required combined capital and surplus of the Rights Agent set forth at the end of the fifth sentence of section 21 shall be amended by replacing "$25 million" with "$10 million."

     3. No Further Amendments. Except as amended hereby, the Rights Agreement shall remain unmodified and in full force and effect.

     4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed within such State except that the rights, duties and obligations of the Rights Agent under this Agreement shall be governed by the laws of the State of New York.

     5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

            [The next page of this Amendment is the signature page.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



                                       SUNBURST HOSPITALITY CORPORATION



By: /s/ Pamela M. Williams             By: /s/ Douglas H. Verner
    ----------------------------           ----------------------------
    Name: Pamela M. Williams               Name: Douglas H. Verner
    Title:Vice President and               Title:Senior Vice President and
           Assistant Secretary                    Secretary


                                       AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent



By: /s/ Susan Silber                   By: /s/ Herbert J. Lemmer
    ----------------------------           ----------------------------
    Name: Susan Silber                     Name: Herbert J. Lemmer
    Title:Assistant Secretary              Title:Vice President


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